EXHIBIT 99
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                         SPIRE CORPORATION NEWS RELEASE


Contact: Spire Corporation
         Roger G. Little, Chairman & CEO
         Tel. 781-275-6000

                SPIRE CORPORATION PROMOTES RODGER LAFAVRE TO COO

Bedford, MA -- February 17, 2005 -- Spire Corporation (Nasdaq: SPIR), today announced the promotion of Rodger W. LaFavre to Chief Operating Officer.

Mr. LaFavre joined Spire in 2000 from Stone & Webster Engineering Corporation, a worldwide engineering construction company, where he was vice president responsible for business development, corporate planning, and the Asian operations. He was also President of the Asian operating entity and resided in Asia for more than 15 years. At Spire, he has been principally involved in managing the Company's solar product lines as Chief Operating Officer of Spire Solar.

Roger G. Little, Chairman and CEO, stated, "Mr. LaFavre has demonstrated his ability to manage difficult product line operations to plan for profitability in our solar business. In this new position, he will manage all of Spire's product lines including those in Spire Biomedical and Bandwidth Semiconductor, as well as Spire Solar."

To support Mr. LaFavre, Dr. Christian Dufresne, currently Chief Financial Officer of Spire Biomedical, has taken the new position of Vice President, Corporate Planning. Mr. Little, said, "Dr. Dufresne has strong analytical and strategic planning skills to guide individual product lines, as well as overall corporate direction."

About Spire Corporation
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Spire Corporation is a diversified technology company serving the solar energy, biomedical, telecommunications and defense industries worldwide with innovative products and services based upon a common technology platform.

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.